EXHIBIT 99.1

Press Contact: Tom Rodak
Marketing and Communications
Manager
(765) 771-5535
Investor Relations:
(765)771-5310

FOR IMMEDIATE RELEASE
Wabash National Corporation Postpones Second Quarter Earnings Release
Releases Preliminary Sales Information for the Quarter
LAFAYETTE, Ind. — August 7, 2006 — Wabash National Corporation (NYSE: WNC) today announced that its second quarter earnings release and conference call previously scheduled for Tuesday, August 8 is being postponed due to the need to finalize the financial statements which have been delayed as a result of the May 1 implementation of a new Enterprise Resource Planning (ERP) system.
Commenting on the situation, Bill Greubel, Chairman and CEO, noted, “After the May 1 start up of our new ERP system we encountered systemic challenges that have affected both our financial reporting capabilities and our operations. Our associates, software provider and implementation partners have worked extremely long hours to right the ship and we feel going into our fourth month of implementation that most of the systemic issues are behind us. However, issues affecting MRP will have a trailing impact as we work through supplier lead times which will inhibit our ability to optimize production for the majority of the third quarter. While we did not anticipate all of the challenges associated with this start-up, we absolutely believe this is a necessary change that will eventually unlock process and cost savings as we go forward. Our customers and vendors are understanding of the task and are working with us. Because of these issues we are unable to complete our second quarter financial statements as planned, and will request an extension of the 10-Q filing deadline.”
“The implementation effort has had a significant adverse effect on our second quarter as production and shipping were constrained. For the second quarter net sales and profitability will be below expectations. Consolidated net sales are estimated to be approximately $333 million on new trailer unit shipments of 15,700 units including Transcraft. Reduced volumes, production inefficiencies and higher costs will curtail the profit improvements we were anticipating. Looking ahead to the balance of the year we expect van trailer shipments of 15,000 and 16,000 units for the third and fourth quarter respectively for a total of 55,000 van trailer units for the year. The production shifts are in place and ready to respond as our supply chain reliability improves. Our backlog continues to be strong and we see early interest in 2007 trailer requirements.”
Headquartered in Lafayette, Ind., Wabash National® Corporation (NYSE: WNC) is one of the leading manufacturers of semi trailers in North America. Established in 1985, the company specializes in the design and production of dry freight vans, refrigerated vans, flatbed trailers, drop deck trailers, and intermodal equipment. Its innovative core products are sold under the DuraPlate®, ArcticLite®, and Eagle® brand names. The company operates two wholly owned subsidiaries; Transcraft Corporation, a manufacturer of flatbed and drop deck trailers; and Wabash National Trailer Centers, a retail distributor of new and used trailers and aftermarket parts throughout the U.S. and Canada.
This press release contains certain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements including statements about our expectations for improvement in future results are, however, subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Without limitation, these risks and uncertainties include increased competition, reliance on certain customers and corporate partnerships, risks of customer pick-up delays, shortages and costs of raw materials, risks in implementing and sustaining improvements in our manufacturing capacity and cost containment, and dependence on industry trends. Readers should review and consider the various disclosures made by the Company in this press release and in our reports to its stockholders and periodic reports on Forms 10-K and 10-Q.
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